UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2011 (March 14, 2011)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 14, 2011, Alnylam Pharmaceuticals, Inc. (the “Company”), Max Planck Gesellschaft Zur Forderung Der Wissenschaften E.V. and Max Planck Innovation GmbH (collectively, “Max Planck”), the Whitehead Institute for Biomedical Research (“Whitehead”) and the University of Massachusetts (“UMass”) entered into a global settlement agreement (the “Settlement Agreement”) resolving their ongoing litigation regarding the so called “Tuschl” patents. The Massachusetts Institute of Technology (“MIT”), formerly a party to the litigation, has also agreed to the terms of the Settlement Agreement.
The litigation was initiated in June 2009 and scheduled for trial in March 2011 in the United States District Court for the District of Massachusetts in Boston, Massachusetts, and related to, among other things, the prosecution of the Tuschl I and Tuschl II patent applications. In the field of RNAi therapeutics, the Company is the exclusive licensee of the Tuschl I patent applications from Max Planck, MIT and Whitehead, and of the Tuschl II patent applications from Max Planck. The terms of the Settlement Agreement include mutual releases and dismissal with prejudice of all claims and counterclaims in the litigation between the parties.
As part of the Settlement Agreement, Max Planck, Whitehead, UMass and MIT have agreed that future prosecution of the Tuschl I and Tuschl II patent families in the United States should be coordinated and led by a single party. Max Planck will assume that role, in addition to their ongoing leadership in the continued prosecution of the Tuschl II patent family outside the United States. UMass will lead future prosecution of the Tuschl I patent family outside the United States. In addition, under the terms of the Settlement Agreement, the Company has granted UMass the right to sublicense the U.S. Tuschl II patent family to Merck & Co., Inc., subject to certain third-party obligations of the Company and other limitations, in exchange for a share of certain future sublicense income.
The Company is in the process of determining the costs incurred during the three months ended March 31, 2011 in connection with this dispute and intends to disclose such costs in its Quarterly Report on Form 10-Q for the period ended March 31, 2011. These costs will be charged to general and administrative expense.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: March 15, 2011	By:	/s/ Michael P. Mason
Michael P. Mason
Vice President, Finance and Treasurer